Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Background

On April 1, 2015, GAIN Capital Holdings, Inc., a Delaware corporation (the “Company” or “GAIN”), acquired the entire issued and outstanding share capital of City Index (Holdings) Limited (“City Index”) (the “Transaction”).

The preliminary purchase price consisted of approximately $6.1 million in cash, inclusive of working capital adjustments and $1.0 million in cash to be held in escrow, 5,319,149 shares of the Company’s common stock, and 4.125% unsecured Convertible Senior Notes with an aggregate principal amount of $60.0 million and fair value of $65.0 million. In addition the Company paid approximately $22.4 million to settle certain inter-company liabilities between City Index and City Index Group Limited (its former parent company).

The Company has a fiscal year ending December 31 and prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using U.S. Dollar (“USD”)presentational currency. City Index has a fiscal year ending March 31 and prepares its financial statements and related notes in conformity with United Kingdom Generally Accepted Accounting Practices (“U.K. GAAP”) using British Pounds (“GBP”) presentational currency.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements of the Company have been prepared to give effect to the Transaction as if it had been consummated on January 1, 2014 for purposes of the pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015.

The historical financial data for the Company has been derived from its respective financial statements as of the date and for the periods indicated. The fiscal year end of City Index is March 31 and, therefore, consistent with applicable SEC rules, the City Index consolidated statement of operations for the year ended March 31, 2015 has been assumed to be the City Index consolidated statement of operations for the year ended December 31, 2014 for the purpose of the unaudited pro forma condensed consolidated statement of operations for that period. The City Index condensed consolidated statement of operations for the nine months ended September 30, 2015, has been used for the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2015. The historical profit and loss accounts of City Index have been prepared in accordance with U.K. GAAP. For the purpose or presenting the unaudited pro forma combined condensed consolidated information, the profit and loss account relating to City Index has been adjusted to conform with U.S. GAAP as described in note 1. In addition, certain adjustments have been made to the historical financial statements of City Index to reflect reclassifications to conform with the Company’s presentation under U.S. GAAP. The period from January 1, 2015 to March 31, 2015, in relation to City Index has been included both in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and for the nine months ended September 30, 2015. The revenue and operating loss for City Index for this period under U.S. GAAP were $35.2 million and $4.9 million, respectively.

These pro forma financial statements are presented in USD and U.S. GAAP. City Index financial data has been converted into U.S. GAAP. Additionally, City Index financial data has been converted from GBP into USD at average rates over the relevant periods for the statements of operations. The following rates were used:

Period	GBP to USD
Average rate for the nine months ended September 30, 2015	1.5322
Average rate for the three months ended March 31, 2015	1.5155
Average rate for the twelve months ended March 31, 2015	1.6133

The pro forma adjustments are based on the consideration transferred and preliminary purchase price allocations. Actual allocations will be based on final appraisals and other analysis of the fair value of, among other items, identifiable intangible assets, goodwill, income taxes and contingencies. Differences, if any, between the preliminary and final allocations could have a material impact on the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 and its unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2015, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the nine months ended September 30, 2015, respectively, and City Index’s audited financial statements as of and for the year ended March 31, 2015, included in this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the financial position or results of operations that would have been achieved as of the date or for the periods indicated, or the results of operations or financial position that may be achieved in the future. The unaudited pro forma condensed consolidated financial information does not take into account any cost synergies that may arise in connection with the integration of the Company and City Index.

The unaudited pro forma combined consolidated statements of operations included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(in thousands)

	GAIN	City Index	Pro Forma Adjustments		Pro Forma
REVENUE:
Retail revenue	$300,376	$34,604	$(85)	a	$334,895
Institutional revenue	26,734	—	—		26,734
Other revenue	5,248	1,090	—		6,338

Total non-interest revenue	332,358	35,694	(85)		367,967
Interest revenue	936	168	—		1,104
Interest expense	846	632	—		1,478

Total net interest revenue	90	(464)	—		(374)

Total net revenue	332,448	35,230	(85)		367,593

EXPENSES:
Employee compensation and benefits	81,700	10,429	—		92,129
Selling and marketing	20,395	3,328	—		23,723
Referral fees	84,724	6,259	(85)	a	90,898
Trading expenses	24,053	3,123	—		27,176
General and administrative	40,219	6,663	—		46,882
Depreciation and amortization	7,638	2,302	(2,272)	b	7,668
Purchased intangible amortization	10,688	1,120	892	c	12,700
Communications and technology	14,158	3,066	—		17,224
Bad debt provision	6,354	3,640	—		9,994
Acquisition expense	2,711	—	(2,711)	d	—
Restructuring	1,935	—	—		1,935
Integration	23,073	156	—		23,229

Total operating expense	317,648	40,086	(4,176)		353,558

OPERATING PROFIT / (LOSS)	14,800	(4,856)	4,091		14,035
Interest expense on long term borrowings	6,626	—	1,068	e	7,694

(LOSS) / INCOME BEFORE INCOME TAX EXPENSE	8,174	(4,856)	3,023		6,341

Income tax expense	(978)	102	1,134	f	258
NET INCOME / (LOSS)	9,152	(4,958)	1,889		6,083

Net income attributable to non-controlling interest	1,343	—	—		1,343

NET (LOSS)/INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	7,809	(4,958)	1,889		4,740

Earnings per common share:
Basic	$0.14				$0.07

Diluted	$0.14				$0.07

Weighted average common shares outstanding used in computing earnings per common share:
Basic	47,163,132		1,753,566		48,916,698

Diluted	48,028,752		1,753,566		49,782,318

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands)

	GAIN	City Index	Pro Forma Adjustments		Pro Forma
REVENUE:
Retail revenue	$328,786	$137,718	$(417)	a	$466,087
Institutional revenue	35,014	—	—		35,014
Other revenue	4,904	3,344	—		8,248

Total non-interest revenue	368,704	141,062	(417)		509,349
Interest revenue	1,428	642	—		2,070
Interest expense	599	2,307	—		2,906

Total net interest revenue	829	(1,665)	—		(836)

Total net revenue	369,533	139,397	(417)		508,513

EXPENSES:
Employee compensation and benefits	99,485	42,916	—		142,401
Selling and marketing	20,213	12,529	—		32,742
Referral fees	91,092	25,590	(417)	a	116,265
Trading expenses	26,285	9,144	—		35,429
General and administrative	38,509	23,926	—		62,435
Depreciation and amortization	7,125	9,070	(9,676)	b	6,519
Purchased intangible amortization	8,080	4,706	3,345	c	16,131
Communications and technology	15,567	12,282	—		27,849
Bad debt provision	3,699	3,249	—		6,948
Acquisition expense	3,526	—	(2,664)	d	862
Restructuring	1,214	—	—		1,214
Integration	2,489	—	—		2,489
Impairment of investment	50	—	—		50

Total operating expense	317,334	143,412	(9,412)		451,334

OPERATING PROFIT	52,199	(4,015)	8,995		57,179

Interest expense on long term borrowings	6,147	—	4,270	e	10,417

INCOME/(LOSS) BEFORE INCOME TAX EXPENSE	46,052	(4,015)	4,725		46,762

Income tax expense	12,993	419	1,772	f	15,184
NET INCOME/(LOSS)	33,059	(4,434)	2,953		31,578

Net income attributable to non-controlling interest	1,433	—	—		1,433

NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	31,626	(4,434)	2,953		30,145

Earnings per common share:
Basic	$0.76				$0.64

Diluted	$0.71				$0.60

Weighted average common shares outstanding used in computing earnings per common share:
Basic	40,561,644		5,319,149	c	45,880,793

Diluted	43,214,895		5,319,149	c	48,534,044

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The City Index consolidated financial statements were originally prepared in GBP and presented in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. Reconciliations of the City Index Consolidated statements of operations from U.K. GAAP to U.S. GAAP, along with the corresponding adjustments to U.S. GAAP, are set out below. The U.K. GAAP profit and loss accounts of City Index for the periods referred to below have been represented in accordance with the income statement classifications as presented by the Company, such differences in the presentation of the statement of operations between U.K. GAAP and U.S. GAAP are not presented in these notes:

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(in thousands)

	U.K. GAAP (GBP)	U.S. GAAP Adjustments (GBP)	U.S. GAAP (GBP)	U.S. GAAP (USD)
REVENUE:
Retail revenue	£23,528	£(694)	£22,834	$34,604
Other revenue	719	—	719	1,090

Total non-interest revenue	24,247	(694)	23,553	35,694
Interest revenue	111	—	111	168
Interest expense	417	—	417	632

Total net interest expense	(306)	—	(306)	(464)

Net revenue	23,941	(694)	23,247	35,230

EXPENSES:
Employee compensation and benefits	6,827	55	6,882	10,429
Selling and marketing	2,890	(694)	2,196	3,328
Referral fees	4,130	—	4,130	6,259
Trading expenses and commissions	864	1,197	2,061	3,123
General and administrative	4,454	(57)	4,397	6,663
Depreciation and amortization	1,545	(26)	1,519	2,302
Purchased intangible amortization	2,014	(1,275)	739	1,120
Communications and technology	2,023	—	2,023	3,066
Bad debt provision	2,402	—	2,402	3,640
Restructuring	—	—	—	—
Integration	103	—	103	156

Total operating expense	27,252	(800)	26,452	40,086

OPERATING PROFIT	(3,311)	106	(3,205)	(4,856)
Income tax expense	67	—	67	102

Net Income	£(3,378)	£106	£(3,272)	$(4,958)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2015

(in thousands)

	U.K. GAAP (GBP)	U.S. GAAP Adjustments (GBP)	U.S. GAAP (GBP)	U.S. GAAP (USD)
REVENUE:
Retail revenue	£88,005	£(2,639)	£85,366	$137,718
Other revenue	2,073	—	2,073	3,344

Total non-interest revenue	90,078	(2,639)	87,439	141,062
Interest revenue	398	—	398	642
Interest expense	1,430	—	1,430	2,307

Total net interest expense	(1,032)	—	(1,032)	(1,665)

Net revenue	89,046	(2,639)	86,407	139,397

EXPENSES:
Employee compensation and benefits	26,485	117	26,602	42,916
Selling and marketing	10,405	(2,639)	7,766	12,529
Referral fees	15,862	—	15,862	25,590
Trading expenses and commissions	4,471	1,197	5,668	9,144
General and administrative	14,955	(124)	14,831	23,926
Depreciation and amortization	5,717	(95)	5,622	9,070
Purchased intangible amortization	7,693	(4,776)	2,917	4,706
Communications and technology	7,613	—	7,613	12,282
Bad debt provision	2,014	—	2,014	3,249

Total operating expense	95,215	(6,320)	88,895	143,412

OPERATING (LOSS)/PROFIT	(6,169)	3,681	(2,488)	(4,015)
Income tax expense / (benefit)	260	—	260	419

Net Income	£(6,429)	£3,681	£(2,748)	$(4,434)

The City Index financial statements presented in these unaudited pro forma consolidated financial statements have been adjusted from U.K. GAAP to U.S. GAAP to conform with the Company’s financial statements. The information below is a summary of certain key differences between U.S. GAAP and U.K. GAAP relevant to the City Index financial statements.

(a)	Business combinations and goodwill

(i) Goodwill amortization

Under U.K. GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation has been amortized over 10 years for U.K. GAAP reporting purposes. In accordance with the requirements of ASC 350, goodwill arising from business combinations is not subject to annual amortization for reporting under U.S. GAAP. U.S. GAAP prohibits the amortization of goodwill and indefinite lived intangible assets and requires that goodwill and indefinite lived intangible assets be tested annually for impairment, requiring that reporting units be identified for the purpose of assessing potential future impairments of goodwill.

(ii)	Amortization of intangibles fixed assets

Under U.K. GAAP, FRS 10, Goodwill and intangibles, states that goodwill represents the excess of the cost of an investment over the fair value of the acquired assets and liabilities. Intangible assets acquired, such as brands, may be regarded as indistinguishable from goodwill and accounted for as such. There is a rebuttable presumption that the useful economic lives of goodwill and intangible assets are limited and do not exceed 20 years from the date of acquisition. However, the useful economic lives may be greater than 20 years or even indefinite. City Index amortizes goodwill arising on acquisitions over 10 years.

Under U.S. GAAP, the acquirer recognizes goodwill as of the acquisition date, measured as the consideration transferred, plus transaction costs less the acquisition date amounts of the identifiable assets acquired and liabilities assumed. U.S. GAAP provides specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, unlike U.K. GAAP. In some instances, specifically identifiable intangible assets recognized under U.S. GAAP do not meet the recognition criteria of U.K. GAAP. Identifiable intangible assets would generally be expected to include patented and unpatented technology, trademarks/ trade names, and customer lists/relationships. Under U.S. GAAP, such finite-lived intangible assets are amortized over their estimated useful lives, other than in-process research and development which is expensed at the date of acquisition.

City Index has recognized a number of finite-lived intangibles separate from goodwill under U.S. GAAP, on acquisition, as a result of its acquisitions of IFX Group in September 2006 and Sunblock/FX Solutions in February 2008. Such intangibles and their estimated useful economic lives are as follows:

Intangible	Useful economic life
Brand/Trade name	7 years
Software	2-5 years
Customer relationships	4-10 years
Trading licences	Indefinite

The excess of the purchase price paid over the underlying fair value allocated to the identifiable assets (including intangibles) has been recorded as goodwill. Such goodwill has also been adjusted for deferred tax liabilities recognized on the creation of definite-lived intangibles under U.S. GAAP.

(iii)	Impairment of intangible assets

Under U.K. GAAP, FRS 11 - Impairment of fixed assets and goodwill, assets that are subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Fair value of an asset is determined by the present value of the future cash flows obtainable as a result of the asset’s continued use, including those resulting from its ultimate disposal. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, known as “Income Generating Units”. Goodwill must be reviewed for impairment at the end of the first year following the acquisition and again if there is a change of circumstances in future years indicating impairment in value.

Under U.S. GAAP, ASC 350 requires that goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment annually. Intangible assets that have a finite life are amortized over the estimated useful life of the asset. ASC 350 requires that capitalized goodwill be allocated to reporting units and tested annually for impairment under a two-step approach. The first step of the impairment test is performed by comparing the fair value of the reporting unit with the book value of the reporting unit. Where the fair value of the reporting unit is above book value, no further analysis is required. However, where the book value is higher than the fair value of the reporting unit, the second step of the impairment test is performed in order to calculate the implied fair value of goodwill. The implied fair value of the reporting unit’s goodwill is calculated by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized and reported in the income statement as a component of operating income for the excess amount.

A reporting unit for goodwill impairment testing under U.S. GAAP is different than an Income Generating Unit under U.K. GAAP.

Under both U.K. GAAP and U.S. GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquiree with such foreign currency denominated goodwill balances translated through reserves. As goodwill is not amortized under U.S. GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency under U.S. GAAP than under U.K. GAAP.

(b)	Deferred taxation

Under U.K. GAAP, deferred tax is accounted for in accordance with FRS 19 Deferred taxation. Deferred tax is recognized for all timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Where transactions or events that result in an obligation to pay more tax in the future, or a right to pay less tax in the future, have occurred at the balance sheet date, deferred tax is recognized.

A net deferred tax asset is considered recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits against which to recover carried forward tax losses and from which the future reversal of underlying timing differences can be deducted. FRS 19 permits, but does not require, discounting and deferred tax is measured by City Index on an undiscounted basis.

Under U.S. GAAP, deferred taxation is provided for on a full liability basis. Under the liability method, deferred tax assets and liabilities represent the future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to be in effect when these temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. Under U.S. GAAP, there is no accepted cap on the look-out period when the company had a history of profitability. The effect of other differences between U.K. GAAP and U.S. GAAP affecting the carrying value of assets and liabilities gives rise to other timing differences on which deferred tax may be recognized under U.S. GAAP.

There are no tax adjustments for any of the U.S. GAAP adjustments because City Index is in a full valuation allowance in each tax reporting jurisdiction for each of the periods presented. The valuation allowance is due to the fact that it is not more likely than not that the net deferred tax assets will be realized due to a history of losses in each reporting jurisdiction.

(c)	Lease incentives and leasehold improvements

Under U.K. GAAP, rent free periods and lease incentives are accounted for under the provision of UITF Abstract 28 —Operating lease incentives and are recognized straight line over the shorter of the lease term and a period ending on a date from which it is expected the prevailing market rental will be payable, typically known as a breakout clause. Under U.K. GAAP, leasehold improvements are also depreciated up to the date of the first break in the lease.

Under U.S. GAAP, rent free periods and lease incentives should be spread across the expected length of the lease term, which has been indicated by City Index management to be longer than the period to the first breakout clause under U.K. GAAP. Under U.S. GAAP, leasehold improvements should be depreciated over the expected length of the lease term.

(d)	Vacation pay

Under U.K. GAAP, vacation pay traditionally is not accrued.

Under U.S. GAAP, vacation pay is recognized as a liability and measured as the additional amount that the entity expects to pay as a result of unused entitlement that has accumulated at the end of the reporting period.

(e)	Provisions

Under U.K. GAAP, FRS 12 - Provisions, contingent liabilities and contingent assets, a provision is defined as a liability of uncertain timing or amount to be settled by the transfer of economic benefits and a contingent liability is defined as possible obligations whose outcome will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events outside the entity’s control. Contingent liabilities are not recognized and they become a provision and recognised only when a present obligation from a past event exists, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate can be made. Under UK GAAP, and economic outflow is considered probable when it is more likely than not to be incurred. Provisions should be measured at the best estimate of the expected outflow of resource.

Under U.S. GAAP, ASC 450 - Contingencies, defines contingencies as existing uncertainties that may have financial impact, depending on future events. Loss contingencies are those that may result in the incurrence of a liability or the impairment of an asset. A liability is recognized for a contingent loss when: (a) the underlying causal event has occurred prior to the balance-sheet date; (b) it is probable (i.e., likely) that a loss has been incurred; and (c) there is a reasonable basis for estimating that loss. Liabilities recognized for contingent losses shall also be disclosed. A liability shall be recognized, and disclosures provided, for the non-contingent liability related to a guarantee. A liability is not recognized for a contingent loss when it is only possible (i.e., between probable and remote) or remote (i.e., the chance of the future event occurring is slight) that a loss has been incurred. Possible contingent losses shall be disclosed. Disclosures are required for the contingent liability or loss related to a guarantee regardless of its probability of occurrence. Other remote contingent losses generally need not be disclosed. Under US GAAP, the provisions recorded are for only those that have met the threshold of probable and reasonable basis for estimating the loss.

Under U.S. GAAP, the requirements for recording provisions are more stringent than those under U.K. GAAP.

(f)	Restructuring Costs

Under UK GAAP, provisions including restructuring costs comprised of termination benefits and onerous leases, are recognized in accordance with FRS 12 “Provisions, Contingent Liabilities and Contingent Assets”, when an entity has a present obligation (legal or constructive) as a result of a past event, when it is probable that a transfer of economic benefit will be required to settle the obligation and a reliable estimate of the obligation can be made. Where that obligation arises as a result of restructuring, it is only acceptable to make a provision for restructuring costs when an obligating event has arisen. Such an event would be the announcement of a restructuring plan generating a valid expectation that the entity will carry out the restructuring – this was the case at 31 March 2014. Under UK GAAP, the Company’s contractual commitments (supplier accruals as well as rent provisions and employment contracts) can be classified as onerous, given they are contracts in which the unavoidable costs of meeting the obligations under it exceed the economic benefits expected to be received under it.

Under US GAAP, requirements for recording provisions are more stringent than those under UK GAAP. ASC 420 ,“Exit or Disposal Cost Obligations” highlights specific recognition and measurement of liabilities criteria that differ in certain respects to those of UK GAAP; specifically ASC 420 requires that certain restructuring costs be recognised when incurred, not upon commitment to a restructuring plan as allowed under UK GAAP, including onerous leases that have not been abandoned and termination payments to employees where such costs are determined based on future services to be provided by employees.

(g)	Account Opening Bonus

Under U.K. GAAP, account opening bonuses are classified as a component of cost of sales as promotions offered are considered to be akin to a free product or service where no applicable revenue has been recorded at the time of issue.

Under U.S. GAAP, as the account opening bonuses are credited to the customer’s trading account, the bonuses are considered a form of cash payment by City Index to its customer which ASC 605-50, “Revenue Recognition - Customer Payments and Incentives”, requires to be recorded as a reduction of revenue.

(h)	Cash and securities held for customers

Under U.K. GAAP, monies held on behalf of clients in segregated bank accounts are not considered to represent assets of the entity, as the group is not beneficially entitled to them. Accordingly, monies held in segregated accounts on behalf of clients and the corresponding liabilities, are not recognized in the balance sheet.

Under U.S. GAAP, cash and securities held for customers to fund customer liabilities in connection with trading positions are recognized gross with a corresponding liability.

2.	Change in presentation

During 2015, the Company revised its revenue captions to “Retail revenue”, “Institutional revenue”, and “Other revenue” from the presentation in its 2014 Annual Report on Form 10-K. Previously certain business lines now presented in “Retail revenue” were presented in “Commission revenue”. Following the Transaction, the Company believes that presenting its revenues in this manner provides for a clearer presentation of the Company’s major customer types and the related revenue streams. The retrospective effect of the changes on prior periods is as follows:

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2014

(in thousands)

As reported
REVENUE:
Trading revenue	$236,730
Commission revenue	127,070
Other revenue	4,904

Total non-interest revenue	368,704
Interest revenue	1,428
Interest expense	599

Total net interest revenue	829

Net revenue	$369,533

Adjusted
REVENUE:
Retail revenue	$328,786
Institutional revenue	35,014
Other revenue	4,904

Total non-interest revenue	368,704
Interest revenue	1,428
Interest expense	599

Total net interest revenue	829

Net revenue	369,533

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013

(in thousands)

As reported
REVENUE:
Trading revenue	$205,133
Commission revenue	60,727
Other revenue	1,099

Total non-interest revenue	266,959
Interest revenue	821
Interest expense	156

Total net interest revenue	665

Net revenue	$267,624

Adjusted
REVENUE:
Retail revenue	$238,603
Institutional revenue	27,257
Other revenue	1,099

Total non-interest revenue	266,959
Interest revenue	821
Interest expense	156

Total net interest revenue	665

Net revenue	267,624

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

(in thousands)

As reported
REVENUE:
Trading revenue	$127,520
Commission revenue	21,373
Other revenue	2,331

Total non-interest revenue	151,224
Interest revenue	627
Interest expense	47

Total net interest revenue	580

Net revenue	$151,804

2012 adjusted
REVENUE:
Retail revenue	$133,340
Institutional revenue	15,553
Other revenue	2,331

Total non-interest revenue	151,224
Interest revenue	627
Interest expense	47

Total net interest revenue	580

Net revenue	151,804

3.	Pro Forma adjustments

a.	City Index generate Retail revenue from contractual arrangements with the Company. The Company records the corresponding expense in Referral fees. These contractual arrangements existed prior to the acquisition, therefore a pro forma adjustment of $0.1m and $0.4m for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, is required to eliminate these pre-acquisition amounts.

b.	City Index records internally developed software within Property and equipment. The Company records acquired software at fair value within Intangible assets, net. A pro forma adjustment is required to remove the depreciation and amortization associated with the internally developed software from the post acquisition period. This results in a pro forma adjustment of $2.3 million and $9.7 million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively.

c.	On April 1, 2015, the Company acquired the entire issued and outstanding share capital of City Index.

The preliminary purchase price consisted of approximately $6.1 million in cash, inclusive of working capital adjustments and $1.0 million in cash to be held in escrow, 5,319,149 shares of the Company’s common stock, and 4.125% unsecured Convertible Senior Notes with an aggregate principal amount of $60.0 million and fair value of $65.0 million. In addition the Company paid approximately $22.4 million to settle certain inter-company liabilities between City Index and City Index Group Limited (its former parent company).

The preliminary purchase price was derived as follows (amounts in thousands):

Cash	$6,102
Convertible senior notes	65,000
Common stock issued	48,280

Total purchase price	$119,382

The preliminary purchase price of City Index was allocated to the fair value of various assets and liabilities as follows (amounts in thousands):

Cash and cash equivalents	$32,991
Cash and securities held for customers	265,012
Receivables from brokers	35,974
Property and equipment	10,411
Prepaid assets	3,972
Other current assets	541

Total tangible assets	348,901

Total liabilities assumed	303,280

Net assets acquired	45,621

Identifiable intangible assets
Customer list	30,273
Trade name	6,645
Technology	26,157

Intangible assets, net	63,075

Goodwill	$10,686

The following tables set forth the amortization of purchased intangible assets acquired as part of the Company’s acquisition of City Index. These intangible assets are being amortized on a straight-line basis over their estimated useful lives.

	Fair value (in thousands)	Life (in years)	Pro Forma Purchased Intangible Amortization (in thousands)
			Three month charge	Year charge
Technology	$26,157	7	$934	$3,738
Trade names	$6,645	7	237	949
Customer List	$30,273	9	841	3,364

Total Amortization			2,012	8,051
Less amortization recorded by City Index			(1,120)	(4,706)

Pro Forma adjustment			$892	$3,345

As noted above, the pro forma purchased intangible amortization pro forma adjustments of $0.9 million and $3.3 million are required for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

d.	Acquisition expenses incurred by the Company that relate to the City Index acquisitions are removed for the purposes of the unaudited pro forma condensed statement of operations for the periods indicated.

e.	The convertible notes bear interest at 4.125% per annum. The pro forma information presented for the nine months ended September 30, 2015 and the year ended December 31, 2014, reflects interest expense adjustments of $1.1 million and $4.3 million, respectively, relating to the convertible notes. In addition, the Company has assumed that none of the notes were converted to equity, nor are they currently dilutive. The following pro forma adjustment is required:

	(In thousands)
	Nine months ended September 30, 2015	Year ended December 31, 2014
Interest on long term borrowings required	$3,203	$4,270
Remove interest recorded by GAIN	(2,135)	—

Adjustment required	$1,068	$4,270

f.	All pro forma adjustments have been tax affected at the statutory tax rate of 37.5% for the year ended December 31, 2014 and the nine months ended September 30, 2015. The resultant pro forma tax charge is not representative of the expected future tax charge applicable to the combined company as it does not contemplate the utilization of tax losses from City Index and the tax charges for City Index include certain non-deductible expense items which have resulted in such companies’ having tax charges for these periods notwithstanding their generation of pre-tax losses.